Exhibit 99.2

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

June 22, 2009

Dear Shareholder:

We recently notified you that the Financial Industry Regulatory Authority (FINRA) issued a regulatory notice that requires an updated estimated value of non-listed REIT shares, rather than the “par value” of $10.00, be reflected on investor account statements within 18 months after the conclusion of the offering period, followed by regular updated value estimates approximately annually thereafter.

In that we are approaching the required 18 month updated valuation period in Behringer Harvard Opportunity REIT I, on June 22, 2009, our board of directors established an estimated per share value of our common stock of $8.17 per share pursuant to our estimated valuation policy.  This estimate is being provided as mandated by FINRA to assist broker-dealers in connection with their obligations under applicable FINRA Rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under ERISA reporting requirements.  This revised estimated per share value will be reported on your next account statement.

As we have written to you previously, current economic conditions coupled with frozen debt capital markets do not make this the most favorable environment for us or any other non-listed REIT to estimate share values.  Behringer Harvard Opportunity REIT I is a value-added, opportunity-style fund with a targeted life of three to six years beyond the December 2007 conclusion of our offering and a business plan to enhance and reposition our investments for appreciation over this period.

This required revaluation comes just 18 months in to this three- to six- year anticipated value-creation period and when we are in the midst of implementing our business plan.  Furthermore, it is not uncommon for a value added/opportunistic real estate fund to actually close a purchased asset during the redevelopment period thus temporarily eliminating current cash flow with the intent to reopen the asset at higher targeted income levels and with enhanced appreciation potential.  Although the fund should benefit once the asset is improved and operational, the current valuation of assets partially or fully closed during this redevelopment and repositioning period artificially deflate current valuations.  Also, several of our acquired assets have a developable land component which can add enhanced appreciation potential not yet reflected in current valuations.  For these reasons, we do not believe that this valuation is indicative of the eventual value we expect to harvest under normalized economic conditions.  Our management remains committed to maximizing the value of the investments made by our REIT as well as the return provided to shareholders.

As noted in our estimated valuation policy, the estimated value may not reflect the amount you would obtain if you were to sell your shares or if we liquidated our assets.  For a full description of the limitations and qualifications of the estimate, please refer to the estimated valuation policy, a copy of which was filed as an exhibit to our Form 8-K filed with the Securities and Exchange Commission on June 22, 2009 and which is available on our website www.behringerharvard.com and the SEC’s EDGAR online database.

Changes Resulting from this Valuation

New share purchase price for distribution reinvestment plan (DRP).  In accordance with the DRP, as amended, on June 22, 2009, our board determined that distributions may be reinvested in shares of our common stock at a price of $8.17 per share, which is the estimated per share value disclosed above, beginning with reinvestments made after July 26, 2009.  The DRP price for the most recent distribution reinvestment in April 2009 was $9.50 per share.

New share redemption price for share redemption program (SRP).  In accordance with the SRP, as of June 22, 2009, the per share redemption price for exceptional redemptions, which are those redemptions made on circumstances of death, qualifying disability or need for long-term care, will be the lesser of (a) $8.17, which is the estimated per share value disclosed above, and (b) the average price per share that investor paid for his shares.  For all other ordinary redemptions, the per share redemption price will be the lesser of (1) $7.35, which is 90% of the estimated per share value disclosed above, and (2) 90% of the average price per share that the investor paid for his shares.  However, as previously disclosed, we have suspended redemptions other than exceptional redemptions until further notice.

If you have any questions about your investment, please contact your financial advisor or call our investor services line toll-free at 866.655.3650.

Sincerely yours,

Robert M. Behringer Chairman of the Board	Robert S. Aisner Chief Executive Officer and President

cc: Your Financial Advisor

15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
www.behringerharvard.com
Main:	866.655.3650 (toll-free)
Fax:	866.655.3610 (toll-free)